Exhibit 5.1

[LETTERHEAD OF O’MELVENY & MYERS LLP]

April 1, 2011

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, NV 89109

Re:	Registration Statement on Form S-1 of Caesars Entertainment Corporation

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 12, 2010, as amended on October 18, 2010, November 5, 2010, November 16, 2010 and November 22, 2010, and as amended by a post-effective amendment on April 1, 2011 (as so amended, the “Registration Statement”) (File No. 333-168789) of Caesars Entertainment Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 7,102,660 shares of the Company’s common stock, $0.01 par value, to be resold by the selling stockholders identified in the Prospectus constituting part of the Registration Statement, having an aggregate offering price of $710,266,000 (the “Shares”).

We have acted as counsel to the Company in connection with the above. In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, and subject to certain proposed additional proceedings being taken as contemplated by the Registration Statement prior to the issuance and sale of the Shares being offered by the Company, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The law governed by this opinion letter is limited to the present federal law of the United States, the present law of the state of New York and the present Delaware General Corporation Act. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/S/ O’MELVENY & MYERS LLP